Exhibit 99.1

El Pollo Loco Appoints Deborah Gonzalez and Nancy Faginas-Cody to its Board of Directors

Marketing and IT Veterans Join El Pollo Loco’s Board of Directors

COSTA MESA, Calif., December 13, 2021 (GLOBE NEWSWIRE) – El Pollo Loco, Inc. (“El Pollo Loco” or “the Company”) (Nasdaq: LOCO), the nation’s leading fire-grilled chicken restaurant chain, today announced it appointed Deborah Gonzalez and Nancy Faginas-Cody as independent directors, effective December 9, 2021. Ms. Gonzalez is expected to serve for an initial Class I director term expiring at the 2024 Annual Meeting and Ms. Faginas-Cody is expected to serve for an initial Class II director term expiring at the 2022 Annual Meeting. The election of Ms. Gonzalez and Ms. Faginas-Cody fills two vacancies on the Company’s Board of Directors that were created as a result of an increase in the size of the Board from nine (9) to eleven (11) directors.

“I am pleased to welcome Debbie and Nancy to our Board of Directors. They each bring a wealth of experience to El Pollo Loco and have been exceptional leaders in their respective organizations and disciplines. Debbie brings over 30 years of brand marketing experience to our Board, and Nancy has more than 40 years of experience in Information Technology” said Michael Maselli, Chairman of El Pollo Loco’s Board of Directors. “We will benefit from the depth of their expertise in key areas, as well as their broad business and personal perspectives, and we know they will be assets to El Pollo Loco.

Ms. Gonzalez currently serves as Senior Vice President, Global Marketing & Communications for Concentrix Corporation, a leading global provider of customer experience solutions and technology, improving business performance for some of the world’s best brands, including over 100 Global Fortune 500 clients and over 115 global disruptor clients. In this role, she oversees all aspects of brand and integrated marketing, digital marketing, communications and public relations. Previously, Ms. Gonzalez held senior leadership positions in diverse industries, such as Chief Brand/Marketing Officer for Massage Envy Franchising and Vice President, Merchandising Marketing for PetSmart, Inc. She brings specific expertise in delivering marketing programs that help grow demand and loyalty with a focus on customer experience.

Ms. Faginas-Cody is an accomplished senior Information Technology executive who recently retired from Walt Disney Company as the Senior Vice President, Information Technology Enterprise Business Systems. Ms. Faginas-Cody held various roles in her 20-year career with Walt Disney Company, and in her most recent role she was responsible for the global corporate enterprise business systems. Prior to Walt Disney Company, Ms. Faginas-Cody served in IT leadership roles for retailers such as FEDCO and MacFrugal’s.

About El Pollo Loco

El Pollo Loco is the nation’s leading fire-grilled chicken restaurant with a mission to bring people together around food, family, and culture in the communities it serves. El Pollo Loco is renowned for its handcrafted L.A. Mex food, an innovative blend of traditional Mexican cuisine and better-for-you eating, that Los Angeles is known for. Since 1980, El Pollo Loco has successfully opened and maintained 480 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana while remaining true to its Mexican-American heritage. El Pollo Loco continues to grow and evolve, nourishing connections to tradition, culture, and one another through fire-grilled goodness that makes us feel like familia. For more information, visit us at ElPolloLoco.com.

MEDIA CONTACT:

Rosie Herzog

Edible

EPLMedia@Edible-Inc.com

INVESTOR CONTACT:

Fitzhugh Taylor

ICR

Fitzhugh.taylor@icrinc.com

714-599-5200